Exhibit (c)(3)


            [Form of Letter Regarding Change of Control Agreement]



May 10, 1999



[Name]
ReSound Corporation
220 Saginaw Drive
Seaport Centre
Redwood City, CA 94063

Re:  Change of Control Agreement

Dear [Name]:

     This confirms our agreement regarding your change of control agreement with ReSound Corporation (the "Company") dated ______________ (the "Change of Control Agreement"). Unless otherwise defined herein, capitalized terms shall have the respective meanings ascribed thereto in the Change of Control Agreement.

     The Change of Control Agreement provides for certain benefits upon termination of your employment after a Change of Control by the Company without Cause or by you for Good Reason. The Company, GN Great Nordic Ltd. ("GN"), and GN Acquisition Corporation have entered into an Agreement and Plan of Merger, dated as of May 10, 1999 (the "Merger Agreement"), which provides that the Merger Subsidiary will merge (the "Merger") with and into the Company upon completion of the tender offer contemplated thereby. Upon consummation of the Merger, the Company will be a wholly-owned subsidiary of GN. The completion of the tender offer will constitute a Change of Control under the Change of Control Agreement.

     As a result of the change in the nature of your responsibilities and position that will result from the Merger, your Change of Control Agreement is amended, as of the Effective Time of the Merger, to provide that in the event you terminate your employment for any reason at any time after the consummation of the Merger and within twenty-four months following the completion of the tender offer contemplated by the Merger Agreement, (i) such termination shall be deemed to be for "Good Reason", as defined in your Change of Control Agreement, and (ii) you will be entitled to all benefits arising under the Change of
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Control Agreement applicable to a termination for Good Reason following a
Change in Control.

     The foregoing amendment to your Change of Control Agreement shall become effective only if the Merger is consummated.

     In addition, if Section 5 of your Change of Control Agreement results in payment to you of less than the full amount of your benefits (as otherwise stated under that Agreement), then GN will offer to enter into a consulting/noncompete agreement guaranteeing you the opportunity to earn, in consideration of services rendered, at least the amount of the benefits foregone under Section 5 of your Change of Control Agreement.

     Please confirm your agreement to the foregoing by signing and returning to me the enclosed copy of this letter.

     By its execution of a copy of this letter, GN consents to the amendments to be made by this agreement to your Change of Control Agreement upon consummation of the Merger.

Very truly yours,


                                            GN ACQUISITION CORPORATION



                                            By:
                                               --------------------------------
                                               Name:
                                               Title:



CONFIRMED AND AGREED



-----------------------------------
[Name]







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



CONSENTED AND AGREED

GN GREAT NORDIC LTD.



By:
   -----------------------------------
   Name:
   Title:



By:
   -----------------------------------
   Name:
   Title:


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